                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                       of

                            DIGITAL LINK CORPORATION

                                       at
                              $10.30 NET PER SHARE
                                       by
                                   DLZ CORP.
     ----------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
     NEW YORK CITY TIME, ON OCTOBER 15, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                              September 10, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    MacKenzie Partners, Inc. is acting as Information Agent to DLZ Corp., a California corporation ("Purchaser"), in connection with Purchaser's offer to purchase any and all outstanding shares of Common Stock, no par value per share (the "Shares"), of Digital Link Corporation, a California corporation (the "Company"), at a purchase price of $10.30 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 10, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer") enclosed herewith. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Offer to Purchase.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of September 3, 1999 (the "Merger Agreement"), between Purchaser and the Company. Under the terms of the Merger Agreement, if the Minimum Condition is satisfied, following the purchase of Shares pursuant to the Offer and the satisfaction of other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the California General Corporation Law, Purchaser will be merged with and into the Company, with the Company surviving the Merger.

    The Board acting on the unanimous recommendation of a special committee of independent directors not affiliated with the Purchaser has approved and adopted the Merger Agreement and the transactions contemplated thereby including the Offer and the Merger, has determined that the Merger Agreement and the transactions contemplated thereby including the Offer and the Merger are fair and in the best interests of the Company and the shareholders of the Company, and recommends acceptance of the offer by the shareholders of the Company.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1.  The Offer to Purchase, dated September 10, 1999.

        2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

        3. A letter to shareholders of the Company from Richard C. Alberding, Chairman of Special Committee of the Board of Directors of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the shareholders of the Company, each recommending that the Company's shareholders accept the Offer and tender their Shares.

        4. The Notice of Guaranteed Delivery to be used to tender Shares pursuant to the Offer if none of the procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

        5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        7. A return envelope addressed to Harris Trust Company of New York, as Depositary (the "Depositary").

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 15, 1999, UNLESS THE OFFER IS EXTENDED.
                            ------------------------

    Please note the following:

        1. The tender price is $10.30 per Share, net to the seller in cash, without interest thereon.

        2.  The Offer is being made for any and all of the outstanding Shares.

        3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on October 15, 1999, unless the Offer is extended.

        4. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED, AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH THE 4,034,687 SHARES BENEFICIALLY OWNED BY PURCHASER AND THE GUPTA INVESTORS (AS DEFINED IN THE OFFER TO PURCHASE) ON THE DATE OF PURCHASE, WOULD CONSTITUTE NOT LESS THAN 90% OF THE OUTSTANDING SHARES ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), AND (II) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.

        5. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of September 3, 1999 (the "Merger Agreement"), between Purchaser and the Company. Under the terms of the Merger Agreement, if the Minimum Condition is satisfied, following the purchase of Shares pursuant to the Offer and the satisfaction of other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the California General Corporation Law, Purchaser will be merged with and into the Company, with the Company surviving the Merger.

        6. The Board acting on the unanimous recommendation of a special committee of independent directors not affiliated with the Purchaser has approved and adopted the Merger Agreement and the transactions contemplated thereby including the Offer and the Merger, has determined that the Merger Agreement and the transactions contemplated thereby including the Offer and the Merger are fair and in the best interests of the Company and the shareholders of the Company, and recommends acceptance of the offer by the shareholders of the Company.

        7. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date (as defined in the Offer to Purchase). In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other required
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documents should be sent to the Depositary and (ii) certificates representing the tendered Shares (the "Share Certificates") or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Offer to Purchase and the Letter of Transmittal.

    Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date must tender their Shares according to the guaranteed delivery procedures set forth under the heading "The Tender Offer--Section 3. Procedure for Tendering Shares" of the Offer to Purchase.

    None of Purchaser, nor any officer, director, shareholder, agent or other representative of Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 to the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc. (the "Information Agent"), 156 Fifth Avenue, New York, New York 10010.

    Requests for copies of the enclosed materials may be directed to the Information Agent at the above address and telephone number.

                                          Very truly yours,
                                          MacKenzie Partners, Inc.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.